EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
MasTec, Inc.
Coral Gables, FL
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 27, 2006, relating to the consolidated financial statements and the effectiveness of MasTec, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. We also hereby consent to our report dated June 28, 2006 relating to the financial statements of The MasTec, Inc. 401(k) Retirement Plan (the “Plan”) filed on the Plan’s Annual Report on Form 11-K for the year ended December 31, 2005.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Miami, FL
January 15, 2007